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                                                                    Exhibit 99.1

NEWS RELEASE
------------
For Immediate Release


Fox Television Stations and Clear Channel
Communications Announce Station Swaps

NEW YORK, NY, July 26, 2001 - News Corporation, Fox Television Stations, Inc. and Clear Channel Communications Inc. today announced a binding agreement to enter into an Asset Exchange Agreement. Under the agreement, Clear Channel will exchange television station WFTC-TV in Minneapolis, Minnesota, the 13th largest US television market, for two Fox television stations, KTVX-TV in Salt Lake City, Utah and KMOL-TV in San Antonio, Texas, the 36th and 37th largest markets respectively.

WFTC-TV is a FOX network affiliate; KMOL is an NBC affiliate and KTVX is an ABC affiliate.

With this transaction, News Corp. and Fox Television Stations have quickly moved to comply with the Department of Justice (DOJ) and Federal Communications Commission (FCC) divestiture orders. The exchanges also reduce the national audience reach of the Fox Television Stations.

The closing of the exchange under the Asset Exchange Agreement is subject to the approval of the Department of Justice, the Federal Trade Commission and the FCC and certain customary closing conditions.

The Fox stations will be acquired from Chris-Craft Industries, Inc. at a closing that is expected to occur on Tuesday, July 31, 2001. Earlier this week, the FCC approved the acquisition of the Chris-Craft stations by Fox Television Stations.

As part of the Chris-Craft acquisition, Fox is purchasing KMSP-TV, the UPN affiliate in Minneapolis. The proposed acquisition of WFTC (which includes satellite station KFTC-TV in Bemidji, Minnesota) would give Fox a permissible duopoly in Minneapolis, and Fox has filed with the FCC to operate a duopoly in that market.

Clear Channel's proposed acquisition of KMOL-TV would add an NBC affiliate to the company's existing media operations in San Antonio. Clear Channel's portfolio in the city will include seven radio stations and Clear Channel Outdoor (formerly Eller Outdoor) advertising properties.

The applications for transfer of licenses have been filed with the FCC and approval is anticipated before the end of calendar 2001.


Clear Channel Communications, Inc. (NYSE: CCU), headquartered in San Antonio, Texas, is a global leader in the out-of home advertising industry with radio and television stations, outdoor displays, and entertainment venues in 63 countries around the world. Including announced transactions, Clear Channel operates approximately 1,180 radio and 18 television stations in the United States and has equity interests in approximately 240 radio stations internationally. Clear Channel also operates approximately 750,000 outdoor advertising displays, including billboards, street furniture and transit panels across the world.
Clear Channel Entertainment, part of the Clear Channel family, is one of the world's leading
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diversified promoters, producers and presenters of live entertainment events and is a leading fully integrated sports marketing and management company.



The News Corporation Limited (NYSE: NWS, NWS.A; ASX: NCP, NCPDP; LSE: NEWCP) is one of the world's largest media companies with total assets as of March 31, 2001 of approximately US$39 billion and total annual revenues of approximately US$14 billion. News Corporation's diversified global operations in the United States, Canada, the United Kingdom, continental Europe, Australia, Latin America and the Pacific Basin include the production and distribution of motion pictures and television programming; television, satellite and cable broadcasting; the publication of newspapers, magazines and books; the production and distribution of promotional and advertising products and services; the development of digital broadcasting; the development of conditional access and subscriber management systems; and the creation and distribution of popular on-line programming.